Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by THE PANTRY, INC., a Delaware corporation (the “Corporation”) and Dennis Hatchell (the “Employee”) and shall be effective as of March 5, 2012 (the “Effective Date”).

The Corporation desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Corporation and Employee agree as follows:

1.           EMPLOYMENT.  The Corporation employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.  Employee shall serve as President and Chief Executive Officer and have such responsibilities and authority as the Board of Directors of the Corporation (the “Board”) may assign from time to time.

1.1           Effective at the next regularly scheduled Board meeting after the Corporation’s shareholders’ meeting on March 14, 2012, the Board shall appoint Employee to serve as a member of the Board. Thereafter during his employment as President and Chief Executive Officer, Employee shall be re-nominated by the Board for re-election by the shareholders to serve, without interruption, as a member of the Board. Any such Board service (and any committees thereof) shall be without additional compensation.

1.2           Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Corporation policies, procedures, practices and directions.

1.3           Employee shall devote all working time and best efforts to successfully perform his duties and advance the Corporation’s interests.  During his employment, Employee shall not engage in any other business activities of any nature whatsoever (including board memberships) for which Employee receives compensation without the Board’s prior consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit which do not create actual or potential conflicts of interest with the Corporation.

2.           COMPENSATION.

2.1           Base Salary.  Employee’s annual salary for all services rendered shall be $750,000.00 less any applicable taxes and withholdings, payable in accordance with the  Corporation’s policies, procedures and practices as they may exist from time to time.  Employee’s salary periodically may be subject to annual increases in the Board’s discretion in accordance with its policies, procedures and practices as they may exist from time to time.  Prior to a Change in Control, as defined in Section 6.1, Employee’s salary may also be subject to decreases consistent with an across-the-board reduction applicable to all senior executives.

2.2           Bonus Programs.  Employee may participate in any incentive program which may be made available from time to time to Corporation’s employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of the program, as they may exist from time to time.  Notwithstanding the foregoing, for fiscal year 2012, Employee will receive a cash bonus that will be equal to the greater of $437,500.00 (before taxes and applicable withholding) or the amount Employee would receive under the Corporation’s cash incentive program for the Corporation’s fiscal year 2012 (the “Guaranteed Bonus”), provided that Employee is still employed with the Corporation at the time bonus payments are to be made under such cash incentive program.

                                2.3   Sign-on Bonus.  Employee shall receive a sign-on bonus in the amount of $46,100.00, before taxes and applicable withholding, payable within ten business days of the Effective Date.

                                2.4   Equity and Other Long-Term Incentive Grants.

(A) Effective Date Equity Grants.  On the Effective Date, the Corporation shall grant Employee pursuant to The Pantry, Inc. 2007 Omnibus Plan (the “2007 Omnibus Plan”):  (i)   shares of the Corporation’s time restricted common stock with a value on the date of grant of $435,937.50 that is calculated by dividing $435,937.50 by the Fair Market Value (as such term is defined in the 2007 Omnibus Plan) on the date of grant (the “Effective Date Time Restricted Stock”); (ii) a non-qualified stock option to purchase shares of the Corporation’s common stock with a grant date fair value of $98,438.00, having a term of seven (7) years and vesting and becoming exercisable in three substantially equal installments on the first, second, and third anniversaries of the Effective Date, so long as Employee is employed hereunder on such respective anniversary for such respective shares to so vest (the “Initial Option Grant”); and (iii) shares of performance-vesting restricted common stock where the target number of shares is determined by dividing $361,000 by the Fair Market Value on the date of grant (the “Initial Performance Restricted Stock”), which Initial  Performance Restricted Stock shall vest in three annual installments pursuant to the terms of the Corporation’s form Performance Restricted Stock award agreement on the first, second, and third anniversaries of the Effective Date so long as Employee is employed hereunder on such respective anniversary for such respective shares to so vest, so long as with respect to the fiscal year coincident with or immediately following the Effective Date, Employee achieves the annual “Performance Measures” (as defined in Section 12 of the 2007 Omnibus Plan), as established for such Fiscal Year, and such annual installment of shares of the Initial Performance Restricted Stock shall be forfeited if such annual Performance Measures are not met.  Employee shall not be eligible for any other equity grants for fiscal 2012.

(B) Fiscal 2013 and 2014 Equity Grants.  In December, 2012, at the time the Corporation normally makes its annual equity grants to executive officers and subject to Employee’s continued service with the Corporation, the Corporation shall grant Employee pursuant to the 2007 Omnibus Plan, shares of time restricted common stock with a value on the date of grant of $435,937.50 that is calculated by dividing $435,937.50 by the Fair Market Value (together with the Effective Date Time Restricted Stock, the “Initial Time Restricted Stock”).  For fiscal 2013 and 2014, Employee shall be eligible for annual and other equity and long-term incentive grants; provided, however, that the Corporation shall not be bound to make any additional time restricted stock award grants to Employee for fiscal 2013 and 2014 other than as set forth in this Agreement.  To the extent equity awards other than time restricted stock awards are granted by the Corporation for fiscal years 2013 and 2014, Employee’s target level and form and mix of awards shall be commensurate with his position and Corporation’s performance relative to annual awards to other senior executives.

(C) Future Equity Grants.  After fiscal 2014, Employee shall be eligible for annual and other equity and long-term incentive grants; provided, however, the Corporation shall not be bound to make any equity or other long-term incentive award grants to Employee other than as set forth in this Agreement. Employee agrees and acknowledges that he shall not be entitled to any annual and other equity and long-term incentive grants during the year in which he retires from the Corporation.  To the extent awards are granted by the Corporation after fiscal 2014, Employee’s target level and form and mix of awards shall be commensurate with his position and Corporation’s performance relative to annual awards to other senior executives.

(D) Form Award Agreements.  All equity and long-term incentive grants will be made pursuant to the Corporation’s standard form award agreements in place from time to time, provided that the grant agreements for the Initial Time Restricted Stock reflect the treatment of the Initial Time Restricted Stock as set forth in Sections 4.2(C) and 6.3(C) of this Agreement in the event that the Corporation terminates Employee’s employment by notice of non-renewal or without Cause, or Employee terminates this Agreement for Good Reason or for Good Reason Following a Change in Control.

(E) Treatment of Equity Awards Upon Retirement.  Upon Employee’s Retirement (as defined below), notwithstanding anything to the contrary in any equity award agreement, Employee shall be treated for the purposes of any equity agreements for any unvested stock options and time and performance-based restricted stock (the “Unvested Equity”) as if he has continued service with the Corporation.  Upon Employee’s Retirement, all performance goals under Employee’s unvested performance-based restricted stock shall be deemed to have been met at target and the only restrictions remaining on such performance-based restricted stock shall be time restrictions.  The Unvested Equity shall continue to vest after Employee’s Retirement so long as Employee complies with the obligations and covenants set forth in Section 5 of this Agreement (the “Section 5 Covenants) until the end of the period in which all Unvested Equity have become vested (the “Post-Retirement Vesting Period”).  If Employee breaches a Section 5 Covenant during the Post-Retirement Vesting Period, all Unvested Equity shall immediately be forfeited. Retirement for purposes of this Agreement and each equity award agreement entered into between Employee and the Corporation shall mean:  (1) Employee has attained the age sixty-five (65) with at least five and one-half (5 ½) completed years of service to the Corporation, (2)  the Board has determined that Employee has developed and implemented a successful transition plan for a new President and Chief Executive Officer and has cooperated in good faith in carrying out such transition plan, and (3) Employee has achieved the performance objectives for fiscal 2015, 2016 and 2017 at target level (when measured in the aggregate) for the performance-based restricted stock.  The Board in its sole discretion may determine that Employee may receive some or all of the benefits described in this Section 2.4(E) even if all the requirements of Retirement have not been met by Employee.

2.5          Benefits.  Employee may participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit plans and programs which may be made available from time to time to Corporation employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time.  Notwithstanding the foregoing, Employee shall be entitled to a minimum of four (4) weeks of annual vacation.  Subject to applicable state law, accrued, unused vacation may not be carried over from year to year.

2.6          Relocation Expenses.  The Corporation expects that Employee will relocate to Cary, North Carolina and will assist Employee in relocating to Cary, North Carolina by providing a cash housing allowance of $3,000,00 per month for two months, before taxes and applicable withholding.  In addition, to assist with his relocation, in lieu of any other relocation benefit, he will be paid $150,000.00 (before taxes and applicable withholding) payable at such time as Employee purchases a residence in the Cary, North Carolina area (the “Relocation Amount”).  In the event that Employee voluntarily terminates his employment before the end of the Original Term (as defined below), he shall repay the Relocation Amount to the Corporation. Employee will otherwise not be entitled to any compensation for, or reimbursement of, relocation expenses under the Corporation’s regular relocation practices and policies.

2.7          Legal Fees. The Corporation shall pay all reasonable legal fees incurred for counsel to advise Employee and negotiate and prepare all agreements in connection with negotiating this Agreement, upon presentation of a reasonably documented bill for such services, with such payment not to exceed $25,000.00.

2.8           Benefit Plans Subject to Amendment.  Nothing in this Agreement shall require the Corporation to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 2.2, 2.4 and 2.5, except that the Corporation shall not amend, modify, revise or revoke the Guaranteed Bonus, the Initial Time Restricted Stock, the Initial Option Grant, and the Initial Performance Restricted Stock; provided further, however, that any such amendment, modification, revision or revocation shall only have prospective effect (to the extent it may adversely affect Employee).  Employee acknowledges that the Corporation, in its sole discretion, may amend, modify, revise or revoke any such plans, programs or benefits.  Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee.  Nothing in this Agreement shall afford Employee any greater rights or benefits with regard to these plans, programs and benefits than are afforded to him under their applicable terms, conditions and eligibility requirements, some of which are within the plan administrator’s discretion, as they may exist from time to time.

2.9           Offset for Disability Payments.  If at any time during which Employee is receiving salary or post-termination payments from the Corporation,  Employee receives payments on account of mental or physical disability from any Corporation-provided plan, then the Corporation, in its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

2.10           Clawback Provision. It is the Corporation’s Policy that, consistent with Section 954 of the Dodd-Frank Act, in the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, the Corporation will seek to recover from any current or former executive officer of the Corporation who received incentive-based compensation (including stock options and performance shares awarded as compensation) during the 3-year period preceding the date on which the Corporation is required to prepare the accounting restatement, the amount, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.  The Corporation will implement this Policy in accordance with the rules of the Securities Exchange Commission, as they are promulgated.  Pursuant to this Agreement, Employee agrees to promptly return to the Corporation any and all amounts received pursuant to this Agreement to the extent the Corporation is entitled or required to recover such amounts by the terms of (i) the Corporation’s Executive Compensation Recoupment Policy or other clawback or recoupment policy, as adopted, amended, implemented, and interpreted by the Corporation from time to time, and/or (ii) Section 954 of the Dodd-Frank Act (as may be amended) and any applicable rules or regulations promulgated by the Securities Exchange Commission.

3.           TERM OF EMPLOYMENT AND TERMINATION.  The original term of employment under this Agreement shall commence on the Effective Date listed above and end on September 30, 2014 (the “Original Term”), subject to the following provisions:

3.1           Automatic Renewal.  Upon the expiration of the Original Term or any renewal term of employment, Employee’s employment shall be automatically renewed for a one (1) year period unless, at least sixty (60) days prior to the renewal date, either party gives the other party written notice of its intent not to continue the employment relationship.  During any renewal term of employment, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 8.

3.2           Without Cause.  During the Original Term or any renewal term, this Agreement and the employment relationship hereunder shall be terminated without cause sixty (60) days after either the Corporation or Employee gives notice of such termination to the other party.

3.3           With Cause.  The Corporation may terminate this Agreement and Employee’s employment hereunder immediately without notice at any time for the following reasons which shall constitute “Cause”: (i) gross negligence or willful misconduct in the performance of Employee’s duties; (ii) Employee’s insubordination in responding to any specific, reasonable instructions from the Corporation’s Board; (iii) conduct by Employee which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or (iv) the conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony.  Prior to a termination pursuant to Section 3.3(i), Employee shall be given written notice of the manner in which Employee has failed to perform and a thirty (30) day opportunity to cure such failure.

3.4           Good Reason. For purposes of this Agreement, Employee’s voluntary termination of his employment will be deemed to have been for “Good Reason” if the Employee resigns within six (6) months of any of the following conditions having arisen without his prior written consent and after having given the Corporation written notice of the existence of such condition within ninety (90) days of Employee’s knowledge of the existence of the condition and providing the Corporation with thirty (30) days to remedy the condition:

(A)           A material diminution in Employee’s authority, duties, or responsibility by the assignment to him of authority, duties, or responsibilities materially inconsistent with his position as President and Chief Executive Officer;

(B)           the Corporation’s requiring Employee to be based more than fifty (50) miles from the Corporation’s offices at which Employee was principally employed;

(C)           a material diminution in Employee’s base salary;

(D)           the Corporation’s material failure to pay Employee any compensation due under this Agreement; or

(E)           any other action or inaction that constitutes a material breach by the Corporation of this Agreement.

3.5           Death or Disability.  The Corporation may terminate Employee’s employment without notice in the event of Employee’s death or “Disability” which shall mean Employee’s physical or mental inability to perform the essential functions of his duties with or without reasonable accommodation for a period of 180 consecutive days or 180 days in total within a 365-day period as determined by the Corporation in its reasonable discretion and in accordance with applicable law.

3.6           Survival.  Section 4 (Compensation Upon Termination), Section 5 (Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property), and Section 6 (Change in Control) shall survive the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination, until the obligations set forth therein have been satisfied.

4.           COMPENSATION UPON TERMINATION.

4.1           By Corporation For Cause or By Employee Without Cause or By Notice of Non-Renewal.  If Employee’s employment is terminated by the Corporation for Cause or by Employee without cause or by Employee’s notice of non-renewal, the Corporation’s obligation to compensate Employee ceases on the effective termination date; provided, however, Employee shall be entitled to received in a lump sum within thirty (30) days of the effective termination date any accrued but unpaid base salary, accrued vacation pay, any accrued and earned annual bonus for any previously completed fiscal year and any business expense incurred and substantiated in accordance with the Corporation’s policies through the effective date of termination (such amounts collectively  the “Accrued Rights”).

4.2           By Corporation by Non-Renewal or Without Cause or by Employee for Good Reason.  If the Corporation terminates Employee’s employment by notice of non-renewal or without Cause or Employee voluntarily terminates employment for Good Reason, then:

(A)           Employee shall be entitled to receive the Accrued Rights;

(B)           Employee shall be entitled to receive (i) the Guaranteed Bonus for fiscal year 2012 if not previously paid, and (ii) a pro-rated bonus for the fiscal year in which the effective termination date occurs.  The amount of the pro-rata bonus paid will be determined based on actual results of Employee and Corporation and days worked by Employee during the year.  The bonus will be paid at the same time as bonuses paid to other employees with a similar position and title;

(C)           Employee’s Initial Time Restricted Stock will become vested and nonforfeitable;

(D)           Employee shall be entitled to receive an amount equal to one and one-half (1.5) times Employee’s then current base salary, payable in equal monthly installments for twelve (12) months, less any applicable taxes and withholdings and payable, subject to Section 4.2(E) below, in substantially equal installments on the last business day of each applicable month (“Severance Payments”). Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.  Such Severance Payments shall commence in the month immediately following the month in which the release of claims required by Section 4.4 becomes effective.  During the period in which Employee is receiving the Severance Payments, Employee is under no duty or obligation to seek other employment.  If Employee accepts employment or a consultancy with another entity or becomes self-employed, then Employee must notify the Corporation before such employment or consultancy begins and the payments made pursuant to Section 4.2(D) shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment, provided that compensation paid to him for his service as a director on boards of directors or for short-term consulting arrangements (of less than ninety (90) days duration) during such period shall only reduce payments made pursuant to Section 4.2(D) to the extent such payments in the aggregate are in excess of 25% of his Base Salary at the time of his termination.  If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to Section 4.2(D) shall cease;

(E)           Notwithstanding Sections B and D above, all Severance Payments will paid to Employee prior to March 15 of the year following the calendar year in which Employee’s employment is terminated.  If the payments would otherwise extend beyond such date,  prior to the applicable March 15, the remaining balance of the Severance Payments shall be paid to Employee in a lump sum; and

(F)           Unless Employee obtains comparable group health insurance coverage from a subsequent employer, then, for the twelve (12) months following the termination of Employee’s employment, Employee may elect to continue participation in the Corporation’s group health insurance plan in which Employee participated upon termination of employment by electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  For the twelve (12) month continuation period, the Corporation shall reimburse Employee for that portion of the COBRA premiums in excess of the amount Employee paid for group health plan coverage immediately prior to termination from employment.  In the event Employee prefers to obtain coverage under an individual health insurance policy that is less expensive than COBRA coverage rather than electing COBRA continuation coverage, the Corporation shall, for twelve (12) months, reimburse Employee for that portion of the premium payments that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination of employment.  All such reimbursements required pursuant to this Section 4.2(F) shall be paid as soon as reasonably practicable following employee’s submission of proof of timely premium payments to the Corporation, subject to the following: (i) all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than fifteen (15) months following Employee’s termination of employment, (ii) any claims for reimbursements shall be paid no later than the end of the calendar year after the calendar year in which the reimbursable expense is incurred, (iii) reimbursements in one calendar year shall not affect those payable in any later calendar year, and (iv) no benefit provided under this Section 4.2(F) may be cashed out or exchanged for other benefits.

4.3           Death or Disability.  If Employee’s employment is terminated because of Employee’s death either before or after a Change in Control (as hereinafter defined), then the Corporation shall pay to the estate of Employee the Accrued Rights and an amount (less any applicable taxes and withholdings) equal to Employee’s then current monthly salary for six (6) months.  If Employee’s employment is terminated because of Disability either before or after a Change in Control, then the Corporation shall pay Employee the Accrued Rights plus his then current monthly salary (less any applicable taxes and withholdings) for a period equal to the shorter of:  (i) six (6) months from the date of termination; or, (ii) the time period from the date of termination through the date on which Employee begins receiving long term disability insurance benefits in accordance with the Corporation’s long term disability plan.  Any payments paid to Employee or his estate pursuant to this Section shall be paid in periodic, substantially equal installments; provided, however, that all such amounts payable shall be paid no later than two and one-half (2½) months following the end of the calendar year in which Employee’s employment terminated.

4.4      Severance Pursuant to Agreement.

The Corporation’s obligation to provide the payments under Sections 4.2, 4.3 (except in the event of termination because of Employee’s death) and Section 6.3 is conditioned upon Employee’s execution of an enforceable release of all claims and his compliance with Section 5 hereof (specifically including the return of all Corporation property, including but not limited to documents and electronic information), a form of which is attached hereto as Exhibit A (the “Release”).  The Release shall be provided to Employee within seven (7) days following the date of his separation from service.  Employee must execute the release within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of Employee’s receipt of the release).  Such release shall not be effective until any applicable revocation period, which shall be no more than seven (7) days, has expired.  If Employee chooses not to execute such a release or fails to comply with Section 5 of this Agreement, then the Corporation’s obligation to compensate him ceases on the effective termination date except as to amounts due at that time.

Employee is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Employee participates; provided, however, that the terms and conditions afforded Employee under this Agreement are in lieu of any severance benefits to which Employee otherwise might be entitled pursuant to a severance plan, policy or practice.  Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which Employee may be entitled under employee benefit plans in which Employee participates.

5.           COMPETITIVE BUSINESS ACTIVITIES, TRADE SECRETS, CONFIDENTIAL INFORMATION AND CORPORATION PROPERTY.  Employee acknowledges that by virtue of Employee’s employment and position with the Corporation, Employee (i) has or will have access to trade secrets and Confidential Information (as defined in Section 5.2(B)) of the Corporation including valuable information about its business operations and entities with whom it does business in various locations, and (ii) has developed or will develop relationships with parties with whom it does business in various locations.  Employee also acknowledges that the trade secrets, Confidential Information and Competitive Business Activities provisions set forth in this Agreement are reasonably necessary to protect the Corporation’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

5.1           Competitive Business Activities.  Without the Corporation’s prior written approval, during Employee’s employment and for the greater of (1) twelve (12) months following termination of employment regardless of the reason for such termination or (2) Employee’s Post-Retirement Vesting Period:

(A)           Employee shall not, either individually or on behalf of another, directly or indirectly, as employer, employee, owner, partner, stockholder, independent contractor, agent, or otherwise enter into or in any manner participate in the convenience store business in North Carolina, South Carolina, Florida, or any other state in which the Corporation owns or operates ten (10) or more convenience stores upon the date of termination of employment.  Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 5.1(A).

(B)           Employee will not directly or indirectly, request or induce any other employee of the Corporation to: (i) terminate employment with the Corporation, or (ii) accept employment with another business entity, or (iii) become engaged in the convenience store business in competition with the Corporation.

5.2           Trade Secrets; Confidential Information.

(A)           Duties. Employee hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) or trade secrets except to authorized representatives of the Corporation or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Employee’s, have entered the public domain.

(B)           Confidential Information.  For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Corporation, other than trade secrets, that is material to the Corporation and not generally known by the public.  To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (i) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Corporation, together with any techniques utilized by the Corporation in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Corporation; and (ii) the business plans, financial statements, reports and projections of the Corporation, and the Corporation’s prospective strategic or expansion plans.

(C)           Corporation Property.  Employee acknowledges that all trade secrets and Confidential Information are and shall remain the sole, exclusive and valuable property of the Corporation and that Employee has and shall acquire no right, title or interest therein.  Any and all printed, typed, written and other material which Employee may have or obtain with respect to trade secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Corporation, and any and all such material (including any copies) and all other Corporation property shall, upon request of the Corporation, be promptly delivered by Employee to the Corporation.

5.3           Other Agreements.  Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Corporation’s rights and remedies under law or any agreements relating to trade secrets, confidential information, or non-competition which Employee has executed in the past or may execute in the future or contemporaneously with this Agreement.

5.4          Additional Representations and Warranties; Covenants.  Employee represents and warrants to the Corporation that Employee’s performance of this Agreement and as an employee of the Corporation does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Corporation.  Employee represents and warrants to the Corporation that Employee has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.  Employee covenants to the Corporation that Employee shall not bring with Employee to the Corporation, or use in the performance of Employee's responsibilities for the Corporation, any Confidential Information of a former employer which is not generally available to the public or which did not belong to Employee prior to Employee’s employment with the Corporation, unless Employee has obtained written authorization from the former employer or other owner for its possession and use and provided the Corporation with a copy thereof.

6.           CHANGE IN CONTROL.

6.1           Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean:

(A)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than: (i)the Corporation; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; (iii) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; or (iv) the existing holders of capital stock of the Corporation as of the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

(B)           the consummation of a merger, share exchange, consolidation or reorganization involving the Corporation and any other corporation or other entity as a result of which less than fifty percent (50%) of the combined voting power of the Corporation or of the surviving or resulting corporation or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the Corporation immediately prior to such transaction (“Business Combination”), unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners of the Corporation prior to the Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) , directly or indirectly,  of 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the Corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(C)           the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(D)           during any period of twelve (12) consecutive months, the individuals who constitute the Board of Directors of the Corporation at the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by a majority of the directors who are then Incumbent Directors, but excluding, for this purpose, any such individual whose initial assumption of the office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

6.2           Termination Following a Change in Control.  After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement if Employee’s employment is terminated within eighteen (18) months following the Change in Control either by the Corporation by notice of non-renewal, without Cause or by Employee for Good Reason Following a Change of Control.  For purposes of this Agreement, “Good Reason Following a Change in Control” shall exist for Employee to terminate his employment if Employee resigns within six (6) months of any of the following conditions having arisen without his consent after having given the Corporation written notice of the existence of such condition within sixty (60) days of the initial existence of the condition and providing the Corporation with thirty (30) days to remedy the condition:

(A)           a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control;

(B)           a material diminution by the Corporation of Employee’s annual base salary and target bonus, as such target bonus is described in the Corporation’s Annual Incentive Plan (“Target Bonus”);

(C)           the Corporation’s requiring Employee to be based more than fifty (50) miles from the Corporation’s offices at which Employee was principally employed immediately prior to the date of the Change in Control;

(D)           the Corporation’s material failure to pay Employee any compensation due under this Agreement;

(E)           the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

(F)           any other action or inaction that constitutes a material breach by the Corporation of this Agreement.

6.3           Severance Pay and Benefits.  If Employee’s employment with the Corporation terminates under circumstances as described in Section 6.2 above, Employee shall be entitled to receive all of the following:

(A)           all Accrued Rights;

(B)           a severance payment equal to Employee’s then current monthly salary for twenty-four (24) months plus an amount equal to two (2) times the value of Employee’s Target Bonus for the year in which the termination occurs (less any applicable taxes and withholdings), payable in a lump sum within thirty (30) calendar days after the date on which the release of claims required by Section 4.4 becomes effective;

(C)           Employee’s Initial Time Restricted Stock will become vested and nonforfeitable; and

(D)           unless Employee obtains comparable medical insurance coverage from a subsequent employer, then, for twenty-four (24) months following the termination of Employee’s employment, the Corporation shall continue to pay for Employee’s health insurance coverage as described in this Section 6.3(D).  Employee may elect to continue coverage under the Corporation’s group health insurance plan in which Employee participated on the effective date of the termination of employment by election of continuation coverage under COBRA, subject to the terms of the group health plan and applicable law.  The Corporation shall pay Employee’s premiums directly to the COBRA administrator for the same health insurance coverage for the same group health insurance plan in which Employee participated on the effective date of the termination of employment.   At the end of the maximum COBRA continuation period, the Corporation shall reimburse Employee for that portion of health insurance premiums under a fully-insured, individual health insurance policy that are in excess of the amount Employee paid for coverage under the Corporation’s group health plan immediately prior to termination of employment.  Such individual health insurance policy reimbursements shall continue for no longer than the remainder, if any, of the twenty-four (24) month health insurance continuation period following expiration of the maximum COBRA continuation period.  Notwithstanding the foregoing, in the event Employee prefers to initially obtain health insurance coverage under a fully-insured, individual health insurance policy that is less expensive than COBRA coverage, the Corporation shall reimburse Employee for premiums that are in excess of the amount Employee paid for health insurance under the Corporation’s group health plan immediately prior to termination through the earlier to occur of:  (i) twenty-four (24) months following termination of employment, or (ii) the date Employee obtains comparable group health insurance coverage from a subsequent employer.  All such reimbursements required pursuant to this Section 6.3(D) shall be paid as soon as reasonably practicable following employee’s submission of proof of timely premium payments to the Corporation, subject to the following: (i) all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than twenty-seven (27) months following Employee’s termination of employment, (ii) any claims for reimbursements shall be paid no later than the end of the calendar year after the calendar year in which the reimbursable expense is incurred, (iii) reimbursements in one calendar year shall not affect those payable in any later calendar year, and (iv) no benefit provided under this Section 6.3(D) may be cashed out or exchanged for other benefits.

6.4           Parachute Payments.  Payments shall be reduced to the extent, if any, determined in accordance with the following provisions:

                                (A)           For purposes of this Section 6:  (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise, that is treated as a parachute payment under the provisions of Code Section 280G(b)(2) ; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section); (iii) "Reduced Amount" shall mean the amount of Payments that has a Present Value that is equal to 2.99 times Employee’s “base amount,” as that term is defined under Code Section 280G(b)(3); (iv) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code; and (v) “Code” shall mean the Internal Revenue Code of 1986, as amended.

                                (B)           Anything in the Agreement to the contrary notwithstanding, in the event Deloitte & Touche LLP or such other accounting firm as shall be designated by the Corporation (the "Accounting Firm") shall determine that receipt of all Payments would subject Employee to tax under Section 4999 of the Code, the Accounting Firm shall determine whether the Net After-Tax Reduced Amount exceeds that of the Net After-Tax Payments.  For these purposes, the Net After-Tax Reduced Amount and the Net After-Tax Payments refer to the Reduced Amount and Payments, respectively, received by Employee net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as Employee shall certify, in Employee’s sole discretion, as likely to apply to Employee in the relevant tax year(s).  If the Accounting Firm determines that the Net After-Tax Reduced Amount exceeds that of the Net After-Tax Payments, then the aggregate Agreement Payments shall be reduced to the Reduced Amount.

                                (C)           If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Corporation shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. For purposes of reducing the aggregate Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.   The reduction of the aggregate Agreement Payments to the Reduced Amount, if applicable, shall be made by reducing the amounts payable to Employee pursuant to Section 6.3 (as modified by Section 6.4) of this Agreement.  All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and Employee and shall be made within 60 days of a termination of employment of Employee.  As promptly as practicable following such determination, the Corporation shall pay to or distribute for the benefit of Employee such Agreement Payments as are then due to Employee under this Agreement and shall promptly pay to or distribute for the benefit of Employee in the future such Agreement Payments as become due to Employee under this Agreement.

                                (D)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of Employee pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of Employee pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation or Employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of Employee shall be repaid to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by Employee to the Corporation if and to the extent such  payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                                (E)           All fees and expenses of the Accounting Firm in implementing the provisions of this Section 6.4 shall be borne by the Corporation.

7.           WAIVER OF BREACH.  The Corporation’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the Corporation.

8.           ENTIRE AGREEMENT.  Except as expressly provided in this Agreement, this Agreement:  (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter.  Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

9.           SEVERABILITY.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.  Additionally, if any of the provisions, clauses or phrases in the Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties’ desire is that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

10.           PARTIES BOUND.  The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Corporation’s successors and assigns.  The Corporation, at its discretion, may assign this Agreement.  Employee may not assign this Agreement without the Corporation’s prior written consent.

11.           REMEDIES.  Employee acknowledges that his breach of this Agreement would cause the Corporation irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate.  Therefore, in addition to any legal or other relief to which the Corporation may be entitled by virtue of Employee’s breach or threatened breach of this Agreement, the Corporation may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.

12.           SECTION 409A OF THE INTERNAL REVENUE CODE.

          12.1            Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation does not guarantee to Employee or any other person that any benefit or payment under this Agreement is exempt from Section 409A, nor will the Corporation indemnify, defend or hold harmless Employee or any other person with respect to the tax consequences of a failure of any benefit or payment under this Agreement to meet an exemption under Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Corporation shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Corporation of the applicable provision shall be maintained, and the Corporation shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Corporation.

            12.2           Application of Section 409A.  In the event any benefit or payment under this Agreement becomes subject to the provisions of Section 409A, the provisions of Section 409A of the Code and the regulations issued thereunder are incorporated herein by reference to the extent necessary for any benefit or payment that is subject Section 409A to comply therewith.  In such event, the provisions of this Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and this Agreement shall be operated accordingly.

Notwithstanding any other provision of this Agreement, in the event Employee is treated as a “specified employee” under Section 409A and any payment or benefit under this Agreement is treated as a nonqualified deferred compensation payment under Section 409A, then payment of such amounts shall be delayed for six months and a day following Employee’s “separation from service,” as such term is defined in Section 409A, at which time a lump sum payment shall be made to Employee consisting of the sum of the delayed payments.  This provision shall not apply in the event of a specified employee’s termination of employment on account of death and, in the event of a specified employee’s death during the aforementioned six-month and a day period, any such delayed nonqualified deferred compensation shall be paid within 30 days after such specified employee’s death.

13.           GOVERNING LAW.  This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE
/s/Dennis Hatchell	2/14/2012
Dennis Hatchell	Date
THE PANTRY, INC.
/s/Edwin J. Holman	2/14/2012
Name	Date
Chairman
Title

EXHIBIT A

Form of Release

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this [-] day of __________, 200[-], by and between The Pantry Inc. (the “Company”) and ________________ (the “Executive”).

The Executive and the Company agree as follows:

1.         The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, will terminate on the [-] day of ______________, 20[-] (the “Termination Date”) pursuant to Section 3 of the Employment Agreement between the Company and Executive dated  __, 2012 (“Employment Agreement”).

2.         In consideration of the payments, rights and benefits provided for in Section 4 [or 6] of the Employment Agreement (“Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3.         The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the ADEA and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to __________, by hand or by mail (signature of receipt required), and this Release shall not become effective or enforceable until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.         This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms or under this Release, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage under the Employment Agreement or otherwise, (iii) any vested rights the Executive has under the Company’s employee pension benefit and welfare benefit plans, or (iv) any rights of the Executive as a shareholder of the Company.

5.         The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties. The Company represents and warrants that it has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Executive or the Employee Releasing Parties.

6.         This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7.         The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8.         The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

9.         This Release shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the principles of conflict of laws.

10.       Any controversy or claim arising out of or relating to this Release shall be resolved by binding confidential arbitration by a single arbitrator who is licensed to practice law in a State in the United States, to be held in Raleigh, North Carolina, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association (or its successor rules). The arbitrator shall have the discretionary authority to award attorneys’ and arbitrator’s reasonable fees and expenses and the costs of arbitration to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.       This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12.       Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

13.       The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

THE PANTRY INC.

By:
Title: